7

       AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH _____, 2002
                                                      REGISTRATION NO. 333-75988




                         SECURITIES  AND  EXCHANGE  COMMISSION
                                 Washington,  D.C.  20549

                                      FORM S-8 POS
                            POST-EFFECTIVE AMENDMENT NO. 1 TO

              REGISTRATION  STATEMENT  UNDER  THE  SECURITIES  ACT  OF  1933


                                National  Beauty  Corp.
                                -----------------------
             (Exact  name  of  Registrant  as  specified  in  its  charter)

     Nevada                                              13-3422912
-------------------                                      ----------
(State  or  other  jurisdiction  of                  (IRS  Employer
incorporation  or  organization)                  Identification  No.)

                              4818 W. Commercial Boulevard
                              ----------------------------
                                Fort Lauderdale, FL 33319
        (Address  of  Principal  Executive  Offices,  including  ZIP  Code)

          2002 Non-Qualified Stock Compensation Plan; Fee Agreement for
          -------------------------------------------------------------
   Professional Services with Richard O. Weed; Consulting Agreement with Richard
     McCaffrey; Independent Contractor Agreement with Michael J. Bongiovanni
                            (Full title of the plan)

                                      Edward Roth
                                      -----------
                               4818 W. Commercial Blvd.
                                 Fort Lauderdale, FL
                        (Name and address of agent for service)

                                    (954) 717-8680
                                    --------------
             (Telephone number, including area code, of agent for service)

                            CALCULATION OF REGISTRATION FEE



                      PROPOSED           PROPOSED
                      AMOUNT OF          MAXIMUM            MAXIMUM             AMOUNT OF
TITLE OF SECURITIES.  SHARES             OFFERING           AGGREGATE           REGISTRATION
TO BE REGISTERED . .  TO BE REGISTERED   PRICE PER SHARE    OFFERING PRICE(1)   FEE
--------------------  -----------------  -----------------  ------------------  -------------

..001 par value
common stock . . . .         650,000(1)  $         .30 (2)  $          195,000  $       25.55
--------------------  -----------------  -----------------  ------------------  -------------

TOTALS . . . . . . .           650,000                      $        195,000    $       25.55



(1) This post-effective amendment relates to securities of the registrant originally registered on the registrant's Form S-8 filing dated December 27, 2001 (File No. 333-75988). The filing fee for the original 665,924 shares registered was paid at that time.
(2) This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(c) under the Securities Act of 1933, as amended, and is calculated on the basis of the average of the high and low prices reported and last sale reported on the OTC Bulletin Board as of March 19, 2002.

Explanatory Note: National Beauty Corp., a Nevada Corporation, previously filed a Registration Statement on Form S-8 (File No. 333-75988) on December 27, 2001 registering 665,924 shares of the registrant's common stock to be issued pursuant to consulting agreements and the 2002 Non-Qualified Stock Compensation Plan. The registrant's board of directors subsequently approved an amendment to the 2002 Non-Qualified Stock Compensation Plan and registration statement to increase the number of shares authorized under the stock plan to 1,000,000 shares. The initial registration statement is incorporated by reference to this Post-Effective Amendment No. 1 with the exception of the changes as set forth below.

                                   PROSPECTUS

                              National Beauty Corp.

                        1,315,924 Shares Of Common Stock

     This prospectus relates to the offer and sale by National Beauty Corp., a Nevada corporation, of shares of its $.001 par value per share common stock to certain employees, officers, directors and consultants (the "consultants") pursuant to consulting agreements and the 2002 Non-Qualified Stock Compensation Plan (the "Stock Plan"). Pursuant to the Stock Plan and the consulting agreements, in payment for services rendered, National Beauty Corp. is registering hereunder and then issuing, upon receipt of adequate consideration therefore, to the consultants and persons covered by the Stock Plan, 1,281,924 shares of common stock and 34,000 shares of common stock underlying stock options.

     The common stock is not subject to any restriction on transferability. Recipients of shares other than persons who are "affiliates" of National Beauty Corp. within the meaning of the Securities Act of 1933 (the "Act") may sell all or part of the shares in any way permitted by law, including sales in the over-the-counter market at prices prevailing at the time of such sale. National Beauty Corp. is registering 246,924 shares for affiliates of the company. An affiliate is summarily, any director, executive officer or controlling shareholder of National Beauty Corp. or any one of its subsidiaries. An "affiliate" of National Beauty Corp. is subject to Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). If a consultant who is not now an "affiliate" becomes an "affiliate" of National Beauty Corp. in the future, he/she would then be subject to Section 16(b) of the Exchange Act. The common stock is traded on the OTC Bulletin Board under the symbol "NBEU."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this prospectus is March 19, 2002

                                     PART 1
                    INFORMATION REQUIRED IN THE SECTION 10(A)
                                   PROSPECTUS
ITEM 1.  THE PLAN INFORMATION.
THE  COMPANY

     National Beauty Corp. has its principal executive offices at 4818 W. Commercial Blvd., Fort Lauderdale, FL 33319. National Beauty Corp.'s telephone number is (954) 717-8680.

PURPOSE

     National Beauty Corp. will issue common stock to certain consultants pursuant to consulting agreements and the Stock Plan, which have been approved by the Board of Directors of National Beauty Corp. The agreements and the Stock Plan are intended to provide a method whereby National Beauty Corp. may be stimulated by the personal involvement of the consultants in National Beauty Corp.'s future prosperity, thereby advancing the interests of National Beauty Corp. and all of its shareholders. Copies of the agreements and the Stock Plan have been filed as exhibits to this registration statement.

COMMON  STOCK

     The Board has authorized the issuance of up to 1,315,924 shares of the common stock to the consultants upon effectiveness of this registration statement. 34,000 of the shares are underlying stock options, exercisable at $.48 per share on or before December 31, 2005.

THE  CONSULTANTS

     The consultants have agreed to provide their expertise and advice to National Beauty Corp. for the purposes set forth in the consulting agreements.

NO  RESTRICTIONS  ON  TRANSFER

     The consultants will become the record and beneficial owners of the shares of common stock upon issuance and delivery and are entitled to all of the rights of ownership, including the right to vote any shares awarded and to receive ordinary cash dividends on the common stock.

TAX  TREATMENT  TO  THE  CONSULTANTS

     The common stock is not qualified under Section 401(a) of the Internal Revenue Code. The consultants, therefore, will be required for federal income tax purposes to recognize compensation during the taxable year of issuance unless the shares are subject to a substantial risk of forfeiture. Accordingly, absent a specific contractual provision to the contrary, the consultants will receive compensation taxable at ordinary rates equal to the fair market value of the shares on the date of receipt since there will be no substantial risk of forfeiture or other restrictions on transfer. If, however, the consultants receive shares of common stock pursuant to the exercise of an option or options at an exercise price below the fair market value of the shares on the date of exercise, the difference between the exercise price and the fair market value of the stock on the date of exercise will be deemed compensation for federal income tax purposes. The consultants are urged to consult each of their tax advisors on this matter. Further, if any recipient is an "affiliate," Section 16(b) of the Exchange Act is applicable and will affect the issue of taxation.

TAX  TREATMENT  TO  THE  COMPANY

     The amount of income recognized by any recipient hereunder in accordance with the foregoing discussion will be a tax deductible expense by National Beauty Corp. for federal income tax purposes in the taxable year of National Beauty Corp. during which the recipient recognizes income.

RESTRICTIONS  ON  RESALES

     In the event that an affiliate of National Beauty Corp. acquires shares of common stock hereunder, the affiliate will be subject to Section 16(b) of the Exchange Act. Further, in the event that any affiliate acquiring shares hereunder has sold or sells any shares of common stock in the six months preceding or following the receipt of shares hereunder, any so called "profit," as computed under Section 16(b) of the Exchange Act, would be required to be disgorged from the recipient to National Beauty Corp. Services rendered have been recognized as valid consideration for the "purchase" of shares in connection with the "profit" computation under Section 16(b) of the Exchange Act. National Beauty Corp. has agreed that for the purpose of any "profit" computation under 16(b), the price paid for the common stock issued to affiliates is equal to the value of services rendered. Shares of common stock acquired hereunder by persons other than affiliates are not subject to Section 16(b) of the Exchange Act.

ITEM  8.  EXHIBITS.
     (a) The following exhibits are filed as part of this registration statement pursuant to Item 601 of the Regulation S-K and are specifically incorporated herein by this reference:
Exhibit  No.     Title
------------     -----

5.1           Legal  opinion  of  Weed  &  Co.  LLP

10.1          Fee  Agreement  with  Richard  O.  Weed*

10.2          2002  Non-Qualified  Stock  Plan

10.3          Consulting Agreement with Richard McCaffrey*

10.4          Independent Contractor Agreement with Michael J. Bongiovanni*

23.1          Consent  of  Weed  &  Co.  LLP

23.2          Consent  of  Perrella  &  Associates,  P.A.

99.1          Section  78.7502  of  Nevada  Revised  Statutes*

* Previously filed on Form S-8 (File No. 333-75988) on December 27, 2001.

                                   SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Fort Lauderdale, State of Florida, on March 19, 2002. National Beauty Corp.
(Registrant)
/s/  Edward  Roth
-----------------
Edward  Roth
President
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.




SIGNATURES . . . . . .  TITLE                       DATE
----------------------  --------------------------  --------------

/s/ Edward Roth. . . .  President, Chief Executive
----------------------
Edward Roth. . . . . .  Officer and Director        March 19, 2002
----------------------  --------------------------  --------------
/s/ Alisha Roth
----------------------
Alisha Roth. . . . . .  Secretary, Director         March 19, 2002
----------------------
                        Treasurer (Principal
/s/ Barbara Patigalia.  Financial Officer) and
----------------------
Barbara Patigalia. . .  Director                    March 19, 2002
----------------------
/s/ Mike Bongiovanni
----------------------
Mike Bongiovanni . . .  Director                    March 19, 2002
----------------------
/s/Jeff Gazda
----------------------
Jeff Gazda . . . . . .  Director                    March 19, 2002
----------------------